UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 6, 2006

VIKING SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Drive, Suite 900 San Diego CA	92121
(Address of Principal Executive Offices)	(Zip Code)

858-366-0501
(Registrant’s Telephone Number, Including Area Code)

7514 Girard Ave., Ste. 1509, LaJolla, CA 92037
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

The employment agreement of the Registrant’s current CEO, Thomas B. Marsh, expires on April 11, 2006. Mr. Marsh has been CEO and Director of the Registrant since the new management and business plan was implemented in November 2003. Mr. Marsh has agreed to continue providing services as a consultant to the Registrant for a period of three months following April 11, 2006. He will also leave the Board of Directors as of that date.

The Registrant’s Board of Directors has appointed Nathan Harrison, MD, a director of the Registrant, to serve as interim CEO commencing April 11, 2006 through May 21, 2006. Information about Dr. Harrison’s background is included in the Forms 10-KSB for the years ended December 31, 2004 and 2005. As a member of management during this period, Dr. Harrison will leave the Compensation and Audit Committees but continue to serve on the Board of Directors. He will be replaced with another outside director during that time.

The Registrant’s Board of Directors anticipates that it will appoint Donald Tucker as the Registrant’s Chief Executive Officer effective May 21, 2006. Mr. Tucker, a controlling shareholder of the Registrant, is retiring from his employment with an international consulting company on or about May 21, 2006 and it is expected that he will become the full time CEO of the Registrant at that time. The Registrant anticipates that employment compensation terms for Mr. Tucker will be finalized within the next several weeks. Over his career, he has worked extensively with start-up companies, emerging growth businesses and Fortune 50 companies. Areas of specialization include product and market development, logistics/supply chain management, and strategy formulation. He has extensive experience in merger integration, new product launch and complex business change. Mr. Tucker is an executive advisor and Board member to a number of associations in the life sciences industry. He earned a B.S. in Business Management from Northern Michigan University.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99. Press Release

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 7, 2006	VIKING SYSTEMS, INC.

By: /s/ Thomas B. Marsh
President